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                                  EXHIBIT 99.1

                      PRESS RELEASE, DATED MARCH 24, 1998
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AT THE COMPANY
Kenneth W. McVey                       www.fuisz.com
Telephone: (703) 803.3260              Investor Relations E-mail: info@fuisz.com


FOR IMMEDIATE RELEASE
March 24, 1998

                    FUISZ REVIEWS FAST DISSOLVE TECHNOLOGY:
         ANNOUNCES PLANS FOR FIRST REGISTRATIONS AND LAUNCHES IN 1998:
 McNEIL AGREEMENT NOT PROCEEDING BUT FLASH DOSE ACETAMINOPHEN TO BE LAUNCHED BY
                                   YEAR END

Chantilly, VA., March 24, 1998 - Fuisz Technologies Ltd. (Nasdaq NMS:FUSE) announced today that, following a review of its active contracts involving Shearform(R) matrix technology to produce fast dissolving Flash Dose(TM) and EZ Chew(TM) tablets, eight of these are now going forward on the basis of Fuisz being responsible for both development and manufacture of the products. This includes a re-negotiation of three out of four of its early contracts which granted these rights originally to the licensee. In the fourth case, involving McNeil Consumer Products Company, the parties have agreed not to proceed.

In commenting on the announcement, Ken McVey, President and CEO of Fuisz stated: "The completion of this review indicates that the products involved in these contracts could generate around 9% of Fuisz revenues in 1998 rising to around 20% within the next three years and clearly support both the commissioning of our 750 million dosage unit facility in Chantilly, VA and the planned expansion of our Clonmel, Ireland plant. Our agreement with McNeil not to proceed is projected to have less than 0.5% effect on these projections for 1998, less than 2% in 1999 and declining again thereafter. However, we are already in negotiation with a number of companies interested in acquiring marketing rights to Flash Dose acetaminophen and we expect to select a partner and launch this product in the USA before the end of 1998 which should allow us to more than compensate for the above mentioned effects."

McVey continued "Over the last year, it has become clear that the Fuisz fast dissolve systems involving the solvent free, single step manufacture of CEFORM TI (taste isolation) microspheres coupled with the dry blending and granulation process employed to manufacture our Flash Dose and EZ Chew products on high speed tabletting presses, provide our many partners with fast dissolving and chewable tablets that are stable and more economical to manufacture when compared with solvent based wet granulation, freeze drying and other processes. When combined further with our CEFORM controlled absorption system, our Flash Dose and EZ Chew products offer a delivery option to our clients which is unavailable from any other source."





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McVey ended by saying "Our excitement concerning this technology is heightened by the results of a number of patient / consumer acceptance studies on our products in both the USA and Europe resulting in every case in very high levels of consumer enthusiasm. As a result one of our partners is expected to file its first European national registrations this month and Fuisz will be launching its own Flash Dose vitamin product in the U.K. and Ireland at the end of the third quarter 1998. With the indication above of a launch in the USA before year end, I have confidence not only in the values predicted for this technology but also in our ability to protect that technology with some 20 granted U.S. patents and an equivalent number of pending applications."

Fuisz Technologies Ltd. is engaged in the development, manufacture and commercialization of a wide range of drug delivery, nutraceutical and food ingredient products utilizing its proprietary CEFORM(TM), SHEARFORM(TM) and other drug delivery technologies with research and manufacturing facilities in Virginia, USA as well as in Dublin and Clonmel, Ireland.




This news release may contain certain forward-looking statements that involve risks and uncertainties that are subject to events outside of the Company's control. The Company's results of operations and financial position could be affected by several factors that may cause actual results to differ materially including, but not limited to, dependence on collaborative partners, capital requirements, risk of manufacturing scale-up, product commercialization including delays of introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, acquisitions of marketing and sales distribution organizations, market acceptance of new products, regulatory approvals, and future competition. These and other factors are more fully discussed in the Company's Form 10-K in the section captioned "Management Discussion and Analysis of Financial Condition and Results of Operations."